EXHIBIT 10.1

L. Alex Scarbrough, Jr. B.S. Geology, M.S. ABT Geology

2011 East Kettle Ave, Centennial, Colorado 80122

Phone: (303) 319-6506

E-mail: alexscar@comcast.net

THIS AGREEMENT made the 21st day of October, 2013, between

L. Alex Scarbrough, Jr. B.S. Geology, M.S. ABT Geology (“Scarbrough”) individual with an office at

2011 East Kettle Ave

Centennial

Colorado 80122

And

Bison Petroleum Corp. (“Bison”)

2825 East Cottonwood Park

Suite 503

Salt Lake City

UT 84121

WHEREAS:

L. Alex Scarbrough Jr. is an experienced hard minerals geologist providing services to the natural resource industry, and Bison (the “Company”) is in the business of developing natural resources and is desirous of retaining the services of Scarbrough in his capacity as a geologist:

NOW THEREFORE:

Scarbrough offers to provide services to Company including but not limited to geological consulting, management of field operations, representation on technical and management committees, and preparation of qualifying reports.

Company will remunerate Scarbrough at the rate of $500 per day with a three day per month minimum for the duration of the agreement which will expire on 31 December 2013.  Statements will be prepared and submitted on a monthly basis if requested.  Out of pocket expenses will be reimbursed upon submission of a monthly expense statement.

IN WITNESS WHEREOF the parties have hereunder executed this agreement the day and year first written above.

/s/ L. Alex Scarbrough Jr.

L. Alex Scarbrough Jr.

/s/ Antonio Martinez – Guzman

Bison Petroleum Corp.

Antonio Martinez – Guzman, CEO, President.

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